Exhibit 99.1

Silexion Therapeutics Announces Positive Results in Preclinical Study Demonstrating
Significant SIL204 Efficacy in Human Lung Cancer Cell Lines

Company’s New Groundbreaking Preclinical Data in NSCLC Models Provides Further
Validation for SIL204's Innovative Delivery System; Company is Currently Conducting
Additional Studies into New and Previously Untested KRAS Mutation with Results expected in the
Near Future

GRAND CAYMAN, Cayman Islands, July 9, 2025 -- Silexion Therapeutics Corp. (NASDAQ: SLXN) ("Silexion" or the "Company"), a clinical-stage biotechnology company pioneering RNA interference (RNAi) therapies for KRAS-driven cancers, today announced new positive preclinical data demonstrating SIL204's significant efficacy in human lung cancer cell lines.

The Company is also pleased to announce that it is in the process of conducting a new study examining the efficacy of SIL204 on a new previously untested KRAS mutation, the results of which it plans to release shortly. If positive, such results could further help establish SIL204 as a potential pan-KRAS treatment.

In parallel, Silexion's dual-route administration strategy, leveraging both intratumoral and systemic delivery approaches, remains on track. The Company continues to prepare for the initiation of a Phase 2/3 clinical trial in Q2 2026 to investigate SIL204 for the treatment of KRAS-driven solid tumor cancers.

Key Study Findings:

The study revealed significant dose-dependent inhibition in lung cancer cells harboring KRAS G12D mutations, with notable efficacy, highlighting SIL204's potential as a versatile therapeutic for lung cancer. The results also support Silexion’s lipid-conjugated delivery system for enhancing SIL204 drug entrance into tumor cells; overcoming a known barrier for siRNA technology and one which is critical for therapeutic efficacy in solid tumors

Figure: SIL204 demonstrates dose-dependent inhibition in human lung cancer cells harboring KRAS G12D mutation showing robust efficacy at higher concentrations.

"These new findings provide compelling evidence of SIL204's enhanced delivery capabilities in lung cancer models," said Ilan Hadar, Chairman and Chief Executive Officer of Silexion. "The ability of our lipid-conjugated siRNA to enter cancer cells represents a significant advantage for clinical applications, potentially overcoming a major challenge in RNAi therapeutics for solid tumors."

In May 2025, Silexion announced the completion of initial studies exploring SIL204's potential impact on colorectal and lung cancer, noting plans to conduct additional studies on lung cancer cell lines in the coming weeks. Today's announcement fulfills that commitment, providing further validation of SIL204's mechanism of action and broad potential across multiple KRAS-driven cancer types.

These new results provide further validation for Silexion's innovative approach to KRAS-targeting through RNA interference. Unlike small molecule inhibitors that target already-produced mutant KRAS proteins, SIL204 is designed to silence the production of oncogenic KRAS at the genetic level, preventing the production of these cancer-driving proteins at their source.

KRAS mutations are among the most common oncogenic drivers in human cancers, occurring in roughly 90% of pancreatic cancers, about 45% of colorectal cancers, and around 30% of lung cancers. Lung cancer represents a particularly significant opportunity, with over 2 million new cases diagnosed globally each year and limited treatment options for patients with KRAS mutations. Together, these three indications underpin global treatment markets already worth well over US $30 billion a year1, yet most KRAS variants remain difficult to target with conventional therapeutic approaches, underscoring the potential significance of Silexion's RNAi-based strategy and today's promising lung cancer data.

This announcement builds on Silexion's previously reported findings demonstrating SIL204's efficacy in both pancreatic and colorectal cancer models. Together, these results underscore the potential of SIL204 as a pan-KRAS treatment for multiple challenging cancer types characterized by historically difficult-to-drug KRAS mutations.

About Silexion Therapeutics
Silexion Therapeutics is a pioneering clinical-stage, oncology-focused biotechnology company developing innovative RNA interference (RNAi) therapies to treat solid tumors driven by KRAS mutations, the most common oncogenic driver in human cancers. The Company’s first-generation product, LODER™, has shown promising results in a Phase 2 trial for non-resectable pancreatic cancer. Silexion is also advancing its next-generation siRNA candidate, SIL204, designed to target a broader range of KRAS mutations and showing significant potential in preclinical studies. The Company remains committed to pushing the boundaries of therapeutic innovation in oncology, with a focus on improving outcomes for patients with difficult-to-treat cancers. For more information please visit: https://silexion.com

1 (i) Pancreatic Cancer Treatment Mark; (ii) Colorectal Cancer Therapeutics Market; (iii) NSCLC Lung Cancer Therapeutics Market

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding Silexion's business strategy, ongoing preclinical studies evaluating SIL204 in colorectal and lung cancer applications, potential expansion of development strategy,  and the therapeutic potential of SIL204 across multiple cancer types, are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them, or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied by those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion's ability to successfully complete preclinical studies and initiate clinical trials; (ii) Silexion's strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion's future capital requirements and sources and uses of cash, including its ability to obtain additional capital; (vi) Silexion’s ability to maintain its Nasdaq listing; and (vii) other risks and uncertainties set forth in the documents filed or to be filed with the SEC by the Company, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 18, 2025. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Capital Markets & IR Contact
Arx Capital Markets
North American Equities Desk
silexion@arxadvisory.com